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                                                                    Exhibit 12.1

                          LaSalle Re Holdings Limited
               STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

          (Expressed in thousands of United States Dollars except for number of shares and earnings per share)

                                                  Year ended              Year ended               Year ended
                                              September 30, 1998      September 30, 1997       September 30, 1996
                                              ------------------      ------------------       ------------------
Earnings available for fixed charges
and preferred share dividends
   Net income before minority interest               65,232                 121,468                  129,451
   Interest expense                                   1,881                   1,678                      222
   Preferred share dividends           (1)                0                       0                        0
                                                     ------                 -------                  -------
         Total earnings available for fixed
         charges and preferred dividends             67,113                 123,146                  129,673
                                                     ======                 =======                  =======

Fixed charges and preferred share
dividends
   Interest expense                                   1,881                   1,678                      222
                                                     ------                 -------                  -------
         Total fixed charges                          1,881                   1,678                      222
                                                     ------                 -------                  -------

Preferred share dividends                             6,563                   3,354                        0
                                                     ------                 -------                  -------
         Combined fixed charges and
         preferred dividends                          8,444                   5,032                      222
                                                     ======                 =======                  =======

Ratio of earnings to combined fixed
charges and preferred share dividends                   7.9                    24.5                    584.1
                                                     ======                 =======                  =======


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(1) Not deducted from net income before minority interest.